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                                                                                                                       EXHIBIT 12

                                       DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

                                  COMPUTATION OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                                  For the Three Months Ended
                                  --------------------------
                                          September 30,                              For the Years Ended June 30,
                                          -------------                              ----------------------------
                                       2002          2001           2002          2001         2000           1999        1998
                                       ----          ----           ----          ----         ----           ----        ----
Earnings:
  Net Income                       $ (991,247)   $ (778,325)    $ 3,636,713   $ 3,635,895   $ 3,464,857    $2,150,794   $2,451,272
  Provisions for income taxes        (556,543)     (475,400)      2,249,500     2,232,500     2,068,500     1,239,100    1,401,000
  Fixed charges                     1,145,759     1,263,181       4,781,757     5,116,965     4,754,731     4,534,936    4,348,498
                                   ----------    ----------     -----------   -----------   -----------    ----------   ----------
     Total                         $ (402,031)   $    9,456     $10,667,970   $10,985,360   $10,288,088    $7,924,830   $8,200,770
                                   ==========    ==========     ===========   ===========   ===========    ==========   ==========


Fixed Charges:
  Interest on debt                 $1,105,469    $1,222,891     $ 4,620,597   $ 4,955,805   $ 4,593,571    $4,373,776   $4,223,946
  Amortization of debt expense         40,290        40,290         161,160       161,160       161,160       161,160      124,552
                                   ----------    ----------     -----------   -----------   -----------    ----------   ----------
                                   $1,145,759    $1,263,181     $ 4,781,757   $ 5,116,965   $ 4,754,731    $4,534,936   $4,348,498
                                   ==========    ==========     ===========   ===========   ===========    ==========   ==========


Ratio of Earnings to
Fixed Charges:
  Actual                                (.35x)(a)      .01x(a)        2.23x         2.15x         2.16x         1.75x        1.89x

Pro Forma:
  Actual fixed charges              1,145,759                     4,781,757


  Pro forma interest on debt to be
  Sold, assuming a rate of 7.25%      362,500                     1,450,000


  Actual interest on debt to
  be retired                         (334,655)                   (1,338,618)


  Pro forma fixed charges           1,173,604                     4,893,139


  Pro forma ratio of earnings to
  fixed charges                         (.34x)(a)                     2.18x

(a) The deficiency of the numerator in the calculation of the ratio of earnings to fixed charges to achieve a ratio of 1.00x was $1,547,790 and $1,253,725 for the three months ended September 30, 2002 and 2001, respectively. The deficiency in the pro forma ratio for the three months ended September 30, 2002 was $1,575,635.
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